UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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EXPLANATORY NOTE

Below is the body of a letter sent to certain stockholders on or around April 21, 2017. The information below also supplements the information set forth on pages 21-22 and 38-39 of our definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on April 4, 2017, relating to the Kansas City Southern 2017 Annual Meeting of Stockholders to be held on May 4, 2017 and is available with the Proxy Statement at our website www.kcsouthern.com and at www.edocumentview.com/ksu.

To KCS Stockholder:

I know this is a very busy time of year for you, so I am writing to you to highlight just a few points in our Proxy Statement that we filed on April 4, 2017. During the fourth quarter of 2016, I had the pleasure of meeting with many of our larger shareholders to receive feedback on a variety of issues such as our Company’s strategy; board of directors (the Board) composition, selection and evaluation; our compensation practices; and, environmental, social and governance matters. It was a tremendous opportunity for me as Chairman of the Board to get feedback directly from our shareholders, and at the same time provide a forum to more fully explain certain decisions our Board made over the last two years. We listened to your feedback and will continue to make improvements in various aspects of corporate governance and disclosure as we provide oversight and management of the Company in the best long term interests of our shareholders.

We know director succession and recruitment is very important to the future success of the Company. Rest assured, we heard you and are focusing now more than ever on making sure we are prepared as much as possible in these ever changing times. Based on your feedback, we have engaged a leading national search firm specializing in recruitment of board directors to assist the Board in identifying, evaluating and selecting new board members for the Company. We are focusing on directors who have relevant experience in business, government, and education that can help our Board in strategy development and risk oversight. Additionally, we seek board members to oversee critical matters such as executive compensation, integrity, accuracy and transparency of the Company’s financial statements, and the development of sound corporate governance programs. Of particular importance is diversity in the broadest sense; thus including factors such as thought diversity, age, sex, race, ethnicity and geographic location. Finally, the importance of our international operations requires us to continually focus on global skill sets.

During our meetings, shareholders also provided us with feedback to enhance certain disclosures in our proxy to more fully explain not only the decisions the Board made around incentive compensation, but what our objectives were in designing what we believe are prudent compensation programs. We hope you find our 2017 proxy provides more information around each of these matters as we continue to improve our communications with shareholders, but I did want to emphasize our enhanced disclosures related to two specific compensation matters disclosed in our proxy statement.

First, 2016 was an extremely important year for our Company. In July 2016, Dave Starling, the Company’s CEO since 2010, retired and Pat Ottensmeyer was appointed to lead our Company. When Dave told us in February 2015 of his intention to retire, the Board, as part of its ongoing succession planning, had been evaluating both internal and external candidates that could replace Mr. Starling as the Company’s CEO. At that point, the Board had determined Mr. Ottensmeyer was the best candidate to assume the CEO role; however, we believed Mr. Ottensmeyer would benefit from further operational experience in the role of the Company’s President and that retaining Mr. Starling to mentor and provide support to Mr. Ottensmeyer was important to achieving a smooth and successful CEO transition. At that time, Mr. Starling was 65 years old and had expressed his intention to step down on a timeframe which was, in the judgment of the Board, sooner than desirable for Mr. Ottensmeyer’s successful transition to CEO. As a result, Mr. Starling was granted a stock award incentive consisting of 30,000 performance shares, which would vest in 10,000 share increments over the next two years, contingent upon Mr. Starling’s continued employment on applicable vesting dates, and the achievement of certain performance goals required for federal tax deductibility, as set forth in the award agreement and previously disclosed in the Company’s 2016 proxy statement. The first two tranches vested during 2015; however, the performance goal associated with the third tranche, which was scheduled to vest on December 31, 2016 was not achieved, and the 10,000 shares were forfeited. The final tranche performance goal, set in early 2015, was not achieved largely due to unanticipated economic events such as the collapse of the energy markets and the slowdown in the US industrial economy, both of which negatively impacted rail industry carload volumes, revenues, operating ratio and earnings per share.

Again, the Board’s intent in providing this stock incentive to Mr. Starling was to ensure a smooth and successful CEO transition by retaining Mr. Starling for an additional 18 months. The Board concluded Mr. Starling successfully achieved that objective based on our evaluation of 2016 financial performance for revenue, operating ratio and earnings per share, which generally exceeded both plan and peer performance in the rail industry. Additionally, the Board evaluated other factors such as Mr. Ottensmeyer’s leadership, named and executive officer continuity that was achieved during the transition, and employee morale which continues to be high based on third party survey results. Accordingly, the Board awarded a one-time cash bonus payment to Mr. Starling in the amount of $850,000 in February 2017, which is the final payment under his compensation package.

Second, as disclosed in this year’s proxy statement, in 2016 the Board established a one-time stock appreciation incentive program heavily focused on aligning the interests of our executives with shareholders. The Board, in conjunction with our outside compensation consultant, evaluated our executives’ unvested stock awards which had declined in value due to the above-mentioned unexpected energy collapse and industrial recession, as resulting downward pressure on rail volumes and revenues reduced expected achievement under performance stock awards and also drove declines in the Company stock price throughout 2015. To ensure successful retention of our executive team during a time when the Company was also going through a CEO transition, the Board provided additional stock grants to partially offset the impact of the decline in value of the unvested stock awards. As more fully described in the plan document, the grants are earned in three equal tranches upon achievement of 10% increases in the

Company stock price from the date of the grant, and vesting is contingent on the executive’s continued employment on the relevant vesting date, the earliest date being January 5, 2018. During 2016, the first two tranches were earned upon achievement of $84.14 and $91.79 share prices. The third tranche at a target share price of $99.44 has not been earned as of this date. As all of the 37 executive officers who received stock grants under this program are still with the company, our Board believes this program has thus far successfully achieved our objective of executive retention during a CEO transition, at a cost based on grant date fair value of $4.4 million.

As referenced in the Say-On-Pay Proposal in our Proxy Statement, in the Fall of 2016 we reached out to some of our largest stockholders that own a substantial amount of our outstanding stock to discuss, among other things, executive compensation and the 2016 Say-On-Pay Vote. During these meetings, we presented to them the background and information related to compensation decisions made in 2015 and 2016. We emphasized that the compensation programs related to CEO transition and executive leadership retention that were put in place in 2015 and 2016 were unique programs that were intended to address the circumstances surrounding the CEO transition which was taking place at the Company during that time, and did not represent a change in the Board’s compensation policy.

As you can see from our Form 8-K filed on February 24, 2017, the 2017 compensation programs did not contain any unique programs or retention awards, which is in line with the comments and expectations we received during our meetings with stockholders. The 2017 programs look substantially similar to the 2014 compensation programs that were overwhelmingly approved by our stockholders at the 2015 Annual Meeting. In addition, we are committed to making a concerted effort to enhance our disclosure in the proxy statement, as well as supplemental disclosures such as this letter, along with more frequent meetings with our stockholders, in order to provide additional information on the decisions of the Board related to, among other issues, executive compensation.

Since Pat Ottensmeyer took over as our CEO, he has exceeded the Board’s expectations during his first nine months in the job. The election of President Trump last November has created heightened scrutiny of our Company and strategy regarding our investment and growth in Mexico. Pat has jumped in with both feet to do everything possible to guide our Company during this time. As an example, in November 2016, he was selected as U.S. Co-Chairman of The Strategic Trade Initiatives Working Group of the U.S.-Mexico CEO Dialogue, a trade organization that has as part of its mission the protection and enhancement of free market trading between these two countries. This appointment has allowed Pat access to key officials in both Congress and the new Administration that the Company likely wouldn’t have in the absence of Pat’s role with this Working Group.

The Board is highly focused on guiding the Company’s strategy and demonstrating the value of our operations in Mexico. We have received valuable feedback from our stockholders about their expectations. Rest assured, we have heard you and are focusing now more than ever on making sure we are prepared as much as possible in these ever-changing times.

As always, please let me know if you would like to discuss any of these points or other issues regarding our Company. Please contact Ashley Thorne, Asst. Vice President of Investor Relations, at (816) 983-1530 or athorne@kcsouthern.com and she will be happy to coordinate a call. I thank you for your continued support.

Sincerely,

Robert J. Druten

Chairman of the Board of Directors